Exhibit 99. 1

Contact:

Targeted Genetics Corporation
Courtney Self
206.521.7392

TARGETED GENETICS REPORTS THIRD QUARTER 2003
FINANCIAL RESULTS

Seattle, WA – October 30, 2003 — Targeted Genetics Corporation (NASDAQ: TGEN) today announced its financial results for the third quarter of 2003. As previously announced, the Company will hold a conference call with analysts today at 10:30 AM EST. The call will be broadcast live over the Internet and can be accessed, along with replay information, at www.targetedgenetics.com.

For the quarter ended September 30, 2003, the Company reported a net loss of $780,000, or $0.01 per common share, compared to a net loss of $4.8 million, or $0.11 per common share for the third quarter of 2002. For the nine months ended September 30, 2003, the Company reported a net loss of $8.5 million, or $0.16 per common share, compared to a net loss of $17.7 million, or $0.40 per common share for the same period in 2002.

Revenue for the third quarter of 2003 was $5.0 million compared to $4.8 million for the third quarter of 2002. Revenue for the third quarter of 2003 consists of revenue from the Company’s AIDS vaccine collaboration with the International AIDS Vaccine Initiative (IAVI), and $3.4 million for the recognition of previously deferred payments received from Biogen under a three-year research collaboration, which concluded in September 2003.

Revenue for the nine months ended September 30, 2003 decreased to $12.7 million from $14.8 million for the same period of 2002. This decrease reflects the completion of work activities under the Company’s former collaborations with Celltech Pharmaceuticals, Inc., and Emerald Gene Systems, Ltd., and lower revenue under the Company’s AIDS collaboration with IAVI, reflecting the completion of certain development activities as the program progresses toward the initiation of a Phase I clinical trial. These decreases were partially offset by higher revenue recognized under the Company’s Biogen collaboration, and $3.9 million of revenue recognized in the first three months of 2003 related to the termination of the Company’s collaboration with Wyeth.

“During the third quarter, Targeted Genetics continued to make progress in advancing its three key product development programs. In July, we announced the initiation of a confirmatory, Phase IIb clinical trial in patients with cystic fibrosis. This is our most advanced clinical trial to date and will measure improvement in lung function as its primary endpoint,” said H. Stewart Parker, president and chief executive officer of Targeted Genetics. “Additionally we continue to progress toward the initiation of our AIDS vaccine and rheumatoid arthritis clinical trials, and plan to begin both of these Phase I studies in the coming months, after receiving regulatory approvals.”

Ms. Parker continued, “In both the second and third quarters, Targeted Genetics worked to strengthen its financial position. After a successful financing in June, we received additional funding through issuance of shares of our common stock to Biogen, bringing total equity capital raised this year to $21 million. We also eliminated all of our outstanding debt due to Elan by converting it into equity. This resulted in long-term cash savings of approximately $11.7 million, and allows us to invest our cash resources into advancing our product development programs.”

Operating expenses for the third quarter of 2003 decreased to $5.5 million, compared to $9.3 million for the third quarter in 2002. This decrease reflects a decrease in research and development expenses to $3.9 million for the third quarter of 2003 from $6.8 million for the third quarter in 2002. Similarly, general and administrative expenses for the third quarter of 2003 decreased to $1.1 million from $1.7 million for the same period in 2002.

Operating expenses for the nine months ended September 30, 2003 decreased to $20.3 million, compared to $31.8 million for the same period in 2002. Research and development expenses decreased 44 percent to $12.8 million for the nine months ended September 30, 2003 from $22.8 million for the same period in 2002. General and administrative expenses for the nine months ended September 30, 2003 decreased 38 percent to $3.9 million from $6.3 million for the same period in 2002. The decreases in operating expenses in 2003 reflect the planned cost reductions implemented in 2002 to focus activities on the Company’s three core product development programs.

Recent highlights include:

•	Launching a confirmatory Phase IIb clinical trial in patients with cystic fibrosis;

•	Strengthening the Company’s cash position by receiving $4.8 million from the issuance of shares of common stock to Biogen, Inc., and converting all $9.4 million in outstanding obligations to Elan into equity;

•	Phase I rheumatoid arthritis clinical protocol successfully reviewed by the National Institutes of Health’ Recombinant DNA Advisory Committee;

•	Presenting positive data from the Company’s lipid-based, non-viral oncology program at the 94th annual meeting of the American Association for Cancer Research; and

•	Expanding the Company’s contract manufacturing agreement with GenVec to include manufacturing of clinical supply of GenVec’s TNFerade™ cancer product candidate.

Targeted Genetics develops gene therapy products for treating acquired and inherited diseases. The Company has a lead clinical product development program targeting cystic fibrosis and a promising pipeline of product candidates focused on arthritis, an AIDS vaccine, hemophilia and cancer. The Company has a broad platform of gene delivery technologies as well as a promising body of technology for cellular therapy. For more information about Targeted Genetics Corporation, please visit the Company’s web site at http://www.targetedgenetics.com.

NOTE: This release contains forward-looking statements regarding our projected financial resources, anticipated clinical trials and regulatory filings and anticipated data from our clinical and preclinical programs. These statements, involve current expectations, forecasts of future events and other statements that are not historical facts. Inaccurate assumptions and known and unknown risks and uncertainties can affect the accuracy of forward-looking statements. Actual results could differ materially from expectations for a number of reasons, including failure of partners to provide funding, failure to make progress with clinical trials, failure to obtain positive results from preclinical programs, failure to obtain regulatory approvals and the other risks described in the section entitled “Factors Affecting Our Operating Results, Our Business and Our Stock Price” in the Company’s quarterly report on Form 10-Q for the quarter ended June 30, 2003. You should not rely unduly on these forward-looking statements, which apply only as of the date of this release. The Company undertakes no duty to publicly announce or report revisions to these statements as new information becomes available that may change expectation.

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TARGETED GENETICS CORPORATION
(in thousands, except per share information)
(unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,

Statement of Operations Information:	2003	2002	2003	2002

Revenue:
Collaborative agreements	$5,002	$4,465	$12,694	$12,814
Collaborative agreements with affiliates	—	357	—	1,971

Total revenue	5,002	4,822	12,694	14,785
Operating expenses:
Research & development	3,947	6,824	12,816	22,755
General & administrative	1,133	1,651	3,907	6,316
Restructure charges	374	431	3,554	431
Equity in loss of joint venture	—	315	—	1,926
Amortization of intangibles	—	112	—	365

Total operating expenses	5,454	9,333	20,277	31,793

Loss from operations	(452)	(4,511)	(7,583)	(17,008)
Investment income	38	101	146	327
Interest expense	(366)	(424)	(1,088)	(996)

Net loss	$(780)	$(4,834)	$(8,525)	$(17,677)

Net loss per common share	$(0.01)	$(0.11)	$(0.16)	$(0.40)

Shares used in computation of net loss per common share	61,270	44,489	54,549	44,263

TARGETED GENETICS CORPORATION
(in thousands)

	September 30,	December 31,
Balance Sheet Information:	2003	2002

	(unaudited)
Cash and cash equivalents	$26,118	$12,606
Other current assets	473	1,622
Property and equipment, net	3,583	5,520
Other assets	32,839	32,965

Total assets	$63,013	$52,713

Current liabilities	$7,471	$11,282
Long-term obligations and other liabilities	15,024	22,770
Preferred stock and minority interest	750	12,765
Shareholders’ equity	39,768	5,896

Total liabilities and shareholders’ equity	$63,013	$52,713